Contacts:  Thomas Davies
           Todd Fogarty
           Kekst & Company
           212-593-2655


                                            FOR IMMEDIATE RELEASE
                                            ---------------------


HENKEL'S PENDING OFFER FOR LOCTITE CLEARS U.S. ANTITRUST REVIEW

      DUSSELDORF, GERMANY, November 25, 1996 -- HENKEL KGaA announced today the "waiting period" under the Hart-Scott-Rodino Antitrust Improvements Act applicable to the pending offer by its subsidiary HC Investments for all outstanding shares of common stock of Loctite Corporation, expired at 11:59 p.m. eastern time on Friday, November 22, 1996.

      HC Investments' tender offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, January 6, 1997, unless extended.

                               * * *


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